Exhibit 18.1

November 3, 2006

Nationwide Financial Services, Inc.

One Nationwide Plaza Columbus, Ohio

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Nationwide Financial Services, Inc. (hereafter, the “Company”) for the three months and nine months ended September 30, 2006, and have read the Company’s statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, management of the Company changed the timing of the annual goodwill impairment test from October 1, to July 1 and states that the newly adopted accounting principle is preferable in the circumstances as it allows management to complete its testing earlier during each year, prior to the period when the Company’s year end closing activities for the current year and significant budgeting and other financial planning for subsequent years are performed. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

/s/ KPMG LLP

Columbus, Ohio